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                                                                   Exhibit 10.13

                              MKS INSTRUMENTS, INC.

                   Time Based Restricted Stock Unit Agreement
                   Granted Under the 2004 Stock Incentive Plan

      AGREEMENT made this __day of ____ 20__ (the "Grant Date"), between MKS Instruments, Inc., a Massachusetts corporation (the "Company"), and (FIRST_NAME) (LAST_NAME) (the "Participant").

      For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

      1. General.

      The Company has granted to the Participant restricted stock units ("RSUs") with respect to XXXX of shares (the "Shares") of common stock, no par value, of the Company ("Common Stock"), subject to the terms and conditions set forth in this Agreement and in the Company's 2004 Stock Incentive Plan (the "Plan"). The RSUs represent a promise by the Company to deliver Shares upon vesting.

      2. Vesting Period.

      Subject to the terms and conditions of this Agreement (including the Forfeiture provisions described in Section 3 below), the RSUs shall vest in three (3) equal annual installments commencing on the first anniversary of the Grant Date, with an additional one third vesting on each of the second and third anniversaries of the Grant Date. The date upon which each installment vests shall be considered a "Vesting Date" for the portion of the RSUs vesting on that date. As soon as practicable after the Vesting Date, but in any event, within the period ending on the later to occur of the date that is 2 1/2 months from the end of (i) the Participant's tax year that includes the Vesting Date, or
(ii) the Company's tax year that includes the Vesting Date, the Company shall instruct its transfer agent to deposit the Shares subject to the RSUs into the Participant's existing stock option account (the "Account") at Fidelity Stock Plan Services, LLC, or such other broker with which the Company has established a relationship ("Broker"), subject to payment (through sale of a portion of the Shares, or otherwise, in accordance with Section 7) of all applicable withholding taxes.

      3. Forfeiture.

            (a) Definitions. For purposes of this Agreement, "Forfeiture" shall mean any forfeiture of RSUs pursuant to Section 3(b) below. For purposes of this Agreement, "employ" or "employment" with the Company shall include employment with a parent or subsidiary of the Company as defined in Sections 424(e) or (f) of the Internal Revenue Code.

            (b) Cessation of Employment. In the event that the Participant ceases to be employed by the Company for any reason or no reason (except for death or disability), with or without cause, prior to the Vesting Date, all of the Participant's
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unvested RSUs shall automatically be forfeited as of such cessation. In the event that the Participant ceases to be employed by the Company by reason of death or disability prior to the Vesting Date, then 100% of the Participant's RSUs shall become immediately and fully vested and shall no longer be subject to the Forfeiture provisions under this Agreement. For the purpose of this Section 3, "disability" shall mean disability as defined in Section 216(i)(1) of the U.S. Social Security Act.

            (c) Change in Control. Notwithstanding the foregoing, if, prior to the Vesting Date, and within two years of the effectiveness of a Change in Control (as defined below), the Participant is (i) terminated by the Company without Cause (as defined below) or (ii) terminates his employment for Good Reason (as defined below), then, 100% of the Participant's RSUs shall become immediately and fully vested and shall no longer be subject to the Forfeiture provisions under this Agreement. For purposes of this section "Change in Control" means the first to occur of any of the following events: (I) any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company's capital stock entitled to vote in the election of directors; (II) the shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than fifty percent (50%) of the common stock of the surviving corporation immediately after the consolidation or merger; or (III) the shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a "controlled group of corporations" (as defined in Code Section 1563) in which the Company is a member. For purposes of this Agreement, "Cause" shall mean conviction for the commission of a felony, willful failure by the Participant to perform his responsibilities to the Company, or willful misconduct by the Employee. For purposes of this section, "Good Reason" shall mean termination of the Participant's employment by the Participant within 90 days following (I) a material diminution in the Participant's positions, duties and responsibilities from those described in this Employment Agreement, (II) a material reduction in the Participant's base salary (other than a reduction which is part of a general salary reduction program affecting senior executives of the Company), (III) a material reduction in the aggregate value of the pension and welfare benefits provided to the Participant from those in effect prior to the Change in Control (other than a reduction which is proportionate to the reductions applicable to other senior executives pursuant to a cost-saving plan that includes all senior executives), (IV) a material breach of any provision of this Employment Agreement by the Company or (V) the Company's requiring the Participant to be based at a location that creates for the Participant a one way commute in excess of 60 miles from his primary residence, except for required travel on the Company's business to an extent substantially consistent with the business travel obligations of the Participant under this Employment Agreement. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (I) if the Participant shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason or (II) unless the Participant shall have delivered a written notice to the Company within 30 days of his having actual knowledge of the occurrence of one of such events
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stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

      4. Restrictions on Transfer.

      The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively "transfer") any RSUs, or any interest therein, except that the Participant may transfer such RSUs (i) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, "Approved Relatives") or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such RSUs shall remain subject to this Agreement (including without limitation the terms of Forfeiture and the restrictions on transfer set forth in this Section
4) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

      5. Provisions of the Plan.

            This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

      6. No Compensation Deferral. Neither the Plan nor this Agreement is intended to provide for an elective deferral of compensation that would be subject to Section 409A ("Section 409A") of the U.S. Internal Revenue Code of 1986, as amended. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that no awards (including without limitation, the RSUs) become subject to the requirements of Section 409A.

      7. Withholding Taxes.

            (a) The Company's obligation to deliver Shares to the Participant upon the vesting of the RSUs shall be subject to the satisfaction of all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax related withholding requirements ("Withholding Taxes"). In order to satisfy all Withholding Taxes due upon vesting of the Participant's RSUs, the Participant agrees to the following:

            (b) As a condition to receiving any Shares upon vesting of the RSUs, on the date of this Agreement, the Participant must execute the Irrevocable Standing Order to Sell Shares attached hereto, which authorizes the Company and Broker to take the actions described in this subsection 7(b) (the "Standing Order"). The Participant authorizes Broker to sell, at the market price and on the Vesting Date the number of Shares that the Company has instructed Broker is necessary to obtain proceeds sufficient to satisfy the Withholding Taxes. The Participant understands and agrees that the number of Shares that Broker will sell will be based on the closing price of the Common Stock on
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the last trading day before the Vesting Date. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Section 7.

            (c) The Participant agrees that the proceeds received from the sale of Shares pursuant to Section 7(b) will be used to satisfy the Withholding Taxes and, accordingly, the Participant hereby authorizes Broker to pay such proceeds to the Company for such purpose. The Participant understands that to the extent that the proceeds obtained by such sale exceed the amount necessary to satisfy the Withholding Taxes, such excess proceeds shall be deposited into the Account. The Participant further understands that any remaining Shares shall be deposited into the Account.

            (d) The Participant acknowledges and agrees that (i) in the event that there is not a market in the Common Stock or (ii) the Company determines in its sole discretion that the procedure described in Section 7(b) is not advisable or sufficient, the Company will have the right to make other arrangements to satisfy the Withholding Taxes due upon vesting of the RSUs, including, but not limited to, the right to deduct amounts from salary or payments of any kind otherwise due to the Participant or withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount.

            (e) The Participant has reviewed with the Participant's own tax advisors the federal, state, local and foreign tax consequences of this grant and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant's own tax liability that may arise as a result of this grant or the transactions contemplated by this Agreement.

            (f) The Participant represents to the Company that, as of the date hereof, he is not aware of any material nonpublic information about the Company or the Common Stock. The Participant and the Company have structured this Agreement to constitute a "binding contract" relating to the sale of Common Stock pursuant to this Section 7, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

      8. Nature of the Grant. In signing this Agreement, the Participant acknowledges that:

      (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

      (b) the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past;

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      (c) all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

      (d) the Participant's participation in the Plan is voluntary;

      (e) RSUs are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Participant's employer, and RSUs are outside the scope of the Participant's employment contract, if any;

      (f) RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Participant's employer;

      (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

      (h) if the Participant receives Shares upon vesting, the value of such Shares acquired on vesting of RSUs may increase or decrease in value;

      (i) in consideration of the grant of RSUs, no claim or entitlement to compensation or damages arises from termination of the RSUs or diminution in value of the RSUs or Shares received upon vesting of RSUs resulting from termination of the Participant's employment by the Company or the Participant's employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and his or her employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

      (j) further, if the Participant ceases to be an employee (whether or not in breach of local labor laws), the Participant's right to receive RSUs and vest under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed by the Company and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of "garden leave" or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Plan.

      9. Data Privacy Notice and Consent. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this paragraph, by and among, as applicable, and
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the Company and its subsidiaries and affiliates for, among other purposes, implementing, administering and managing the Participant's participation in the Plan. The Participant understands that the Company and its subsidiaries hold certain personal information about the Participant, including the Participant's name, home address, date of birth, social security number or identification number, salary, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant's favor, for the purpose of managing and administering the Plan ("Data"). The Participant further understands that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for employment purposes, including implementation, administration and management of the Participant's participation in the Plan, and that the Company and/or any of its subsidiaries may each further transfer Data to Broker or such other stock plan service provider or other third parties assisting the Company with processing of Data. The Participant understands that these recipients may be located in the United States, and that the recipient's country may have different data privacy laws and protections than in the Participant's country. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described in this section, including any requisite transfer to Broker or such other stock plan service provider or other third party as may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on the Participant's behalf. The Participant understands that he or she may, at any time, request access to the Data, request any necessary amendments to it or refuse or withdraw the consents herein, in any case without cost, by contacting the Company in writing. The Participant understands, however, that withdrawal of consent may affect the Participant's ability to participate in or realize benefits from the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Company.

      10. Miscellaneous.

            (a) No Rights to Employment. The Participant acknowledges and agrees that the vesting of the RSUs pursuant to Section 2 hereof is earned only in accordance with the terms of such section. The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued employment with the Company or any subsidiary of the Company for the vesting period, for any period, or at all.

            (b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

            (c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

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            (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

            (e) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10(e).

            (f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

            (g) Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

            (h) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan, RSUs granted under the Plan or future RSUs that may be granted under the Plan by electronic means or to request the Participant's consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

            (i) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

            (j) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

            (k) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.

            (l) The Participant's Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant's own choice or has voluntarily declined to seek such counsel; and (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     MKS INSTRUMENTS, INC.

                                     By:
                                     Title: Chief Executive Officer & President
                                     90 Industrial Way
                                     Wilmington, MA 01887

                                     (First_Name)(Last_Name)

                                     Participants
                                     Signature:_________________________________
                                     Address:  (Street),(BoxApt)
                                               (City),(State)(Zip_Code)
                                               (Country)


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                                                                       Exhibit A

                    IRREVOCABLE STANDING ORDER TO SELL SHARES

      I, (FIRST_NAME) (LAST_NAME), have been granted restricted stock units ("RSUs") with respect to 000000 shares of stock by MKS Instruments, Inc. ("MKS"), which is evidenced by a Restricted Stock Unit Agreement between me and MKS (the "Agreement," copy attached). Provided that I remain employed by MKS (or one of its subsidiaries) on each vesting date, the RSUs vest according to the schedule set forth in the Agreement.

      I understand that on the vesting date, MKS shares (the "Shares") will be deposited into my account at Fidelity Stock Plan Services, LLC (the "Broker") and that I may recognize taxable income as a result. Pursuant to the terms of the Agreement and as a condition of my receipt of the Shares, I understand and agree that, for each vesting date, I must sell a number of shares sufficient to satisfy all withholding taxes applicable to that income. Therefore, I HEREBY DIRECT BROKER TO SELL, AT THE MARKET PRICE AND ON EACH VESTING DATE (OR THE FIRST BUSINESS DAY THEREAFTER IF A VESTING DATE SHOULD FALL ON A DAY WHEN THE MARKET IS CLOSED), THE NUMBER OF SHARES THAT MKS INFORMS BROKER IS SUFFICIENT TO SATISFY THE APPLICABLE WITHHOLDING TAXES, WHICH SHALL BE CALCULATED BASED ON THE CLOSING PRICE OF MKS' COMMON STOCK ON THE LAST TRADING DAY BEFORE THE VESTING DATE. I understand that Broker will remit the proceeds to MKS for payment of the withholding taxes.

      I hereby agree to indemnify and hold Broker harmless from and against all losses, liabilities, damages, claims and expenses, including reasonable attorneys' fees and court costs, arising out of any (i) negligent act, omission or willful misconduct by MKS in carrying out actions pursuant to the third sentence of the preceding paragraph and (ii) any action taken or omitted by Broker in good faith reliance upon instructions herein or upon instructions or information transmitted to Broker by MKS pursuant to the third sentence of the preceding paragraph.

      I understand and agree that by signing below, I am making an Irrevocable Standing Order to Sell Shares which will remain in effect until all of the RSUs have vested. I also agree that this Irrevocable Standing Order to Sell Shares is in addition to and subject to the terms and conditions of any existing Account Agreement that I have with Broker.


____________________________________       _____________________________________
Signature __________________               Signature (Additional Account Holder)
Print name: ____________________           Print name: ______________________
Dated:  _______ __, 20__                              Dated:  ________ __, 20__